UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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STAMPS.COM INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12959 Coral Tree Place
Los Angeles, CA 90066-7020
(310) 482-5800

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Stamps.com Inc. (the “Annual Meeting”) to be held at 10:00 a.m. Pacific Daylight Savings Time on Wednesday, June 15, 2011, at Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066.

Your vote at the Annual Meeting is important to us. At the Annual Meeting, you will be asked to (i) elect one director, (ii) approve, on an advisory basis, our executive compensation, (iii) vote, on an advisory basis, on the frequency of future advisory votes on our executive compensation, and (iv) ratify the selection of our independent auditors for 2011. The accompanying Notice of 2011 Annual Meeting of Stockholders and proxy statement describes the matters to be presented at the Annual Meeting. These proxy solicitation materials will first be mailed on or about May 7, 2011 to stockholders entitled to vote at the Annual Meeting.

Our board of directors unanimously recommends that stockholders vote in favor of (i) the election of the nominated director, (ii) the resolution approving, on an advisory basis, our executive compensation, (iii) holding future advisory votes on executive compensation every three years, and (iv) the ratification of our independent auditors for 2011.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. Please note that if your stock is held by a bank, broker or other nominee, you must follow the instructions you receive to have your stock voted. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

Sincerely,

/s/ Ken McBride

Ken McBride
Chief Executive Officer

Los Angeles, California
May 7, 2011

12959 Coral Tree Place
Los Angeles, CA 90066-7020
(310) 482-5800

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2011

TO THE STOCKHOLDERS OF STAMPS.COM INC.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Stamps.com Inc., a Delaware corporation, will be held on June 15, 2011, beginning at 10:00 a.m. Pacific Daylight Savings Time at Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066, for the following purposes:

1.	To elect one director to serve for a three-year term ending at the 2014 annual meeting of stockholders or until his successor is duly elected and qualified;
2.	To approve, on an advisory basis, our executive compensation;
3.	To vote, on an advisory basis, on the frequency of future advisory votes on our executive compensation; and
4.	To ratify the appointment of Ernst & Young LLP as our independent auditors for 2011.

The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on April 21, 2011 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the meeting. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any of our stockholders, for any purpose germane to the meeting, at the Annual Meeting and during ordinary business hours at our executive offices for a period of ten days prior to the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ SETH WEISBERG

Seth Weisberg
Chief Legal Officer and Secretary

Los Angeles, California
May 7, 2011

12959 Coral Tree Place
Los Angeles, CA 90066-7020

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2011

GENERAL INFORMATION

General

The enclosed proxy is solicited on behalf of the board of directors of Stamps.com Inc. (our “Board”), for use at our Annual Meeting of Stockholders to be held on June 15, 2011 and at any and all adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will begin at 10:00 a.m. Pacific Daylight Savings Time at Stamps.com Inc, 12959 Coral Tree Place, Los Angeles, CA 90066. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 7, 2011.

Important Notice Regarding Availability of Proxy Materials
for the 2011 Annual Meeting of Stockholders to be Held on June 15, 2011

Our proxy statement and annual report on Form 10-K are available on the Internet at http://investor.stamps.com/sec.cfm.

Voting and Proxies

Only holders of record of our common stock at the close of business on April 21, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 14,349,928 shares of our common stock were issued and outstanding. Holders are entitled to one vote at the Annual Meeting for each share of common stock held that was issued and outstanding as of the Record Date. A majority of the outstanding shares of our common stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If you properly sign and return the enclosed form of proxy, your shares represented will be voted at the Annual Meeting in accordance with your specified instructions. If you do not specify how your shares are to be voted, your shares will be voted (i) FOR the election of the director proposed by our Board, (ii) FOR the resolution approving, on an advisory basis, our executive compensation, (iii) FOR holding future advisory votes on executive compensation every three years and (iv) FOR the ratification of our independent auditors for 2011.

If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. If your shares are held by a broker, then the broker will ask you how you want your shares to be voted. If you give the broker instructions, then your shares will be voted as you direct. If you do not give instructions, then for the ratification of the independent auditors, the broker may vote your shares in its discretion, but for the election of the director, the approval of our executive compensation, and the vote on the frequency of future advisory votes on executive compensation, the broker may not be entitled to vote your shares at all.

You may revoke or change your proxy at any time before the Annual Meeting by filing with our Secretary at 12959 Coral Tree Place, Los Angeles, CA 90066-7020, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for costs incurred in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for soliciting. Except as described above, we do not presently intend to solicit proxies other than by mail.

Annual Meeting Attendance

Attendance and voting at the Annual Meeting is limited to stockholders at the close of business on the Record Date and our invitees. No cameras, recording equipment or other electronic devices will be permitted in the Annual Meeting. In order to be admitted to the Annual Meeting, if you are (i) a stockholder of record, you must bring a valid, government issued photo identification and (ii) if you are a beneficial stockholder you must bring an account statement or letter from your broker or bank showing that you owned stock as of the Record Date and a valid, government issued photo identification. We will not be required to admit any attendees that do not show the documentation specified in the preceding sentence.

Deadline for Receipt of Stockholder Proposals

Under Securities and Exchange Commission Rule 14a-8, proposals of stockholders that are intended to be presented by such stockholders at our 2012 annual meeting of stockholders and included in the proxy statement and form of proxy relating to that meeting must be received no later than January 8, 2012. Stockholders wishing to submit proposals for the 2012 annual meeting of stockholders outside of Rule 14a-8 may do so if the proposal was timely received by us under our bylaws, as calculated below. In addition, the proxy solicited by our Board for the 2012 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if notice of the proposal was timely received by us under our bylaws, as calculated below. Our bylaws provide that to be timely, notice of a proposal must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date of the annual meeting.

PROPOSAL ONE: ELECTION OF DIRECTOR

General

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our Board currently consists of four members.

Our four member Board is currently divided into two Class I directors, one Class II director and one Class III director.

Class III, the class whose term of office expires at the Annual Meeting, currently consists of one director. The director elected to this class will serve for a term of three years, beginning on the date of the Annual Meeting and expiring at the 2014 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominee listed below is currently a director.

The nominee for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unavailable to serve. If the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by our Board to fill the vacancy.

Directors are elected by a plurality of the votes cast on the election of directors, which means that the nominee will be elected if he receives more votes in favor of his election than votes against. Accordingly, an abstention or broker non-vote will have no effect on the outcome of this election. You may not cumulate votes in the election of directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

Directors

The following table sets forth certain information regarding our current directors as of April 15, 2010:

Name	Age	Position
Mohan P. Ananda(1)(2)(3)	65	Director
G. Bradford Jones(1)(2)	56	Director
Kenneth McBride	43	Chief Executive Officer, Director
Lloyd I. Miller(2)(3)	56	Director

(1)	Member of the Audit Committee
(2)	Member of the Nominating Committee
(3)	Member of the Compensation Committee

Each of our directors, including our current nominee, was nominated based on the assessment of our Nominating Committee and our Board that he has demonstrated: relevant business experience, excellent decision-making ability, good judgment, and personal integrity and reputation. Our Board consists of, and seeks to continue to include, persons whose diversity of skills, experience and background are complementary to those of our other directors.

Nominee for Term Ending at the 2014 Annual Meeting of Stockholders

Kenneth McBride, has been one of our directors and has served as our President and Chief Executive Officer since 2001 and also served as our Chief Financial Officer from 2000 to 2004. Previously, Mr. McBride served as our Senior Director of Finance from 1999 to 2000. Before joining us, Mr. McBride was a research analyst for Salomon Smith Barney covering several industries in the high technology area. Mr. McBride has also worked as an engineer and manager in the semiconductor industry. Mr. McBride holds a bachelor’s degree, with honors, and a master’s degree, in Electrical Engineering from Stanford University. Mr. McBride also holds an MBA from the Graduate School of Business at Stanford University. As President and Chief Executive Officer, Mr. McBride brings extensive insight to our Board regarding the management and operations of our company.

Continuing Directors Whose Term Expire at the 2012 Annual Meeting of Stockholders

G. Bradford Jones, has been one of our directors since 1998. Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981, and a Managing Director of Redpoint Ventures, a firm he co-founded in 1999. Mr. Jones currently serves on the board of directors of numerous privately-held companies. Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University. Mr. Jones’ extensive knowledge of the technology industry, investment management and accounting, and his experience serving on the boards of directors of other companies have proven invaluable to our Board’s discussions regarding investment strategies and accounting issues.

Lloyd I. Miller, has been one of our directors since 2002. Mr. Miller is an independent investor and has served on numerous corporate boards of publicly traded companies including Aldila Inc. and those noted below. Mr. Miller currently serves as a director of American Banknote Corporation, a global supplier of secure documents, services and systems, and DDi Corp., a provider of time-critical, technologically-advanced printed circuit board engineering and manufacturing services. Mr. Miller was also an observer to the board of directors of Crossroads Inc. and served as a non-board nominating committee chairman of Lexington Coal Company. Mr. Miller has also served as a director of the following companies during the past five years: Gencor Industries, Pharmos Corporation, Ore Pharmaceuticals and Synergy Brands Inc. He was a member of the Chicago Stock Exchange, Chicago Board of Trade, and traded actively on the floor of the Chicago Board of Trade from 1978 to 1992. Mr. Miller received his B.A. from Brown University. Mr. Miller’s extensive experience with and knowledge of business management, accounting, finance, and capital markets, and his experience serving on the boards of directors of other companies are invaluable to our Board’s discussions regarding business strategy, accounting issues, financial issues, cash management, and share repurchase strategies.

Continuing Director Whose Term Expire at the 2013 Annual Meeting of Stockholders

Mohan P. Ananda, has been one of our directors since 1998. Mr. Ananda is a founder, and currently serves as the chief executive officer and chairman of the board, of Angels Now, Inc., an investment and management consulting company, and has served there for more than five years. From 1997 to 1998, Mr. Ananda served as our chief executive officer. From 1986 to 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the board of directors of several privately-held companies and previously served on the boards of directors of JAB Holdings Ltd and Envestnet. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from University of California, Los Angeles, and his J.D. from the University of West Los Angeles. Mr. Ananda was instrumental in the founding of our company and has extensive experience with the technology and industry of our PC Postage business, and that experience has proven invaluable for our Board.

Recommendation of our Board

Our Board recommends that the stockholders vote “FOR” the election of the nominee listed above.

BOARD COMMITTEES AND MEETINGS AND CORPORATE GOVERNANCE

Board Committees and Meetings

Our Board held five meetings and acted by unanimous written consent twice during 2010. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which such director served during 2010. Our Board members are not required to attend our annual meetings of stockholders, and no directors attended our annual meeting in 2010. Our Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, a Compensation Committee and a Nominating Committee.

Audit Committee.  The Audit Committee currently consists of three directors, Messrs. Ananda, Jones and Miller, and is primarily responsible for hiring our independent auditors, approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Mr. Jones serves as the chairman of the Audit Committee. The Audit Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1898. All members of the Audit Committee are non-employee directors and are “independent” pursuant to the rules of The NASDAQ Stock Market and Securities and Exchange Commission rules. In addition, our Board has determined that each of Messrs. Jones and Miller is an “audit committee financial expert” as defined by applicable Securities and Exchange Commission rules. Our Audit Committee held five meetings during 2010.

Compensation Committee.  The Compensation Committee currently consists of two directors, Messrs. Ananda and Miller. The Compensation Committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our Compensation Committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to make option grants under our stock incentive plan. All members of the Compensation Committee are non-employee directors and are “independent” pursuant to the rules of The NASDAQ Stock Market. The Compensation Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com. The Compensation Committee will only delegate its authority to the extent consistent with our certificate of incorporation and bylaws and applicable laws, regulations and listing standards. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2010. The Compensation Committee held one meeting and acted by unanimous written consent on eight separate occasions during 2010.

Nominating Committee.  The current members of our Nominating Committee are Messrs. Ananda, Jones and Miller, each of whom qualifies as an independent director under the rules of The NASDAQ Stock Market. The Nominating Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1894. The Nominating Committee held one meeting during 2010.

The responsibilities of the Nominating Committee include (i) screening and recommending to our Board qualified candidates for election or appointment to our Board; (ii) recommending the number of members that shall serve on our Board; (iii) evaluating and reviewing the independence of existing and prospective directors; and (iv) reviewing and reporting on additional corporate governance matters as directed by our Board.

Our Nominating Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating Committee recommends to our Board whether those individuals should be re-nominated. Our Nominating Committee also periodically reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Nominating Committee screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Nominating Committee may recommend to our Board the election or nomination of a candidate.

We expect that candidates for independent directors will typically be found through recommendations from current directors. Our stockholders may also recommend director candidates by sending the candidate’s name, age, resume, amount of our stock beneficially owned and other information required in solicitations of proxies for the election of directors, to the Nominating Committee under the provisions set forth below for communication with our Board. To be timely, a recommendation must be delivered to or mailed and received not less than one-hundred twenty (120) days prior to our annual meeting at which directors are to be elected. No such suggestions from our stockholders were received in time for the Annual Meeting.

The Nominating Committee has no predefined minimum criteria for selecting director nominees, although it believes that all directors should share qualities such as business experience, excellent decision-making ability, good judgment, personal integrity and reputation. In any given search, the Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Boards and our perceived needs. However, during any search, the Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates. Although the Nominating Committee does not have a formal policy with respect to diversity, the Nominating Committee endeavors to seek nominees representing diverse experience in policy-making positions in business and technology, and in areas that are relevant to our activities.

Compensation Committee Interlocks and Insider Participation.

The Compensation Committee currently consists of two directors, Messrs. Ananda and Miller. Neither of these individuals was one of our officers or employees during 2010 or had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our current executive officers has ever served as a member of the board of directors or the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or Compensation Committee.

Contacting the Board

Any stockholder who desires to contact our Board may do so by writing to the following address: Board of Directors, c/o Legal Department, Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020. Communications received are distributed to an independent Board member, as well as other members as appropriate, of our Board depending on the facts and circumstances outlined in the communication received.

Director Independence

Our Board has determined that, except for Mr. McBride, each of our directors qualifies as an independent director under the rules of The NASDAQ Stock Market. Mr. McBride is not independent because he serves as our chief executive officer.

Board Leadership Structure and Role in Risk Oversight

Our Board does not have a Chairman and does not have a lead independent director, as all members of our Board take an active role in evaluating our risks and strategic direction. Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees the process by which our senior management and the relevant departments assess and manage our exposure to, and management of, financial risks as well as potential conflicts of interest. The Nominating Committee manages risks associated with the independence of our Board. Our entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction. Our Board’s role in risk oversight has not affected our Board’s determination that its leadership structure is most appropriate for our company.

Code of Ethics

We have adopted a written code of business and ethical conduct (our “Code of Ethics”) that applies to our principal executive officer, principal financial officer, and principal accounting officer. Our Code of Ethics, which also applies to our directors and all of our officers and employees, can be found on our web site, at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1897. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Ethics on our web site at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1897. Upon request to our secretary, we will provide a copy of our Code of Ethics to any person without charge.

DIRECTOR COMPENSATION

Summary of Compensation

Our Board independently reviewed compensation levels of other company boards in April 2010 and established Board service compensation level at approximately the average level of 44 comparable publicly traded companies (as set forth on Annex B) with revenue less than $150 million. Our Board expects to review its compensation as needed or as proposed by any director, but in any event at least every four years. Although our executive officers may provide background data in connection with this process, they are generally not involved in the decision on Board compensation except to the extent that Mr. McBride, our chief executive officer, is involved as a member of our Board.

The following summarizes our non-employee director compensation. Directors who are also our employees do not receive any additional compensation for Board service.

Cash Compensation.  Effective May 1, 2010, each of our non-employee directors received an annual retainer of $25,000, $1,400 for each Board meeting attended and $700 for each Board Audit or Compensation Committee meeting attended. Additional annual retainers were paid for service on our Audit Committee or Compensation Committee as follows: the chairman of the Audit Committee received an additional $15,000; other members of the Audit Committee received an additional $5,000; the chairman of the Compensation Committee received an additional $8,000; and other members of the Compensation Committee received an additional $4,000. Prior to May 1, 2010, each of our non-employee directors received $1,100 for each Board meeting attended and $700 for each Board Audit or Compensation Committee meeting attended. Directors are also reimbursed for all reasonable expenses incurred by them in attending Board and committee meetings.

Option Grants.  Under the automatic option grant program in effect under our stock incentive plan, each individual who joins our Board as a non-employee director and has not previously been one of our employees automatically receives, at the time of his or her initial election or appointment, an option to purchase 5,000 shares of our common stock. In addition, on the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election at that particular annual meeting, automatically receives an option to purchase 5,000 shares of our common stock. Each grant under our automatic option grant program has an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a director. All non-employee directors received automatic option grants on June 16, 2010 for 5,000 shares each of our common stock at an exercise price per share of $10.55, the fair market value per share of our common stock on the grant date.

Director Compensation Table

The following table contains information with respect to the compensation of our non-employee directors for 2010:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Mohan Ananda	81,850	22,900	104,750
G. Bradford Jones	85,350	22,900	106,250
Lloyd I. Miller	85,850	22,900	108,750

(1)	On October 28, 2010, our Board approved a one-time special $2.00 per share dividend to all of our stockholders. In order to prevent that dividend from diluting or enlarging the rights of the holders (including members of the Board) of outstanding stock options and purchase rights under certain of our equity plans, in compliance with those plans, our Board approved a reduction in the exercise or purchase price of affected options and rights in a manner that was both value neutral and that would not result in any additional stock-based compensation expense. To the extent that the exercise price could not be adjusted in this manner without adverse tax consequences from Section 409A of the Internal Revenue Code for certain option grants, our Board approved value-neutral cash payments which compensated option holders for lost economic value in those option grants. The cash payments were expensed as compensation. Those value-neutral cash payments were $37,550 to each of Mr. Ananda, Mr. Jones and Mr. Miller. Although under Securities and Exchange Commission rules these payments are required to be disclosed as part of our directors’ total compensation for 2010, we do not believe they should be considered as actual compensation awarded for 2010, as the only reason for these payments was to compensate holders of options (including our directors) for lost economic value resulting from the special dividend that could not otherwise be done without adverse tax consequences.
(2)	The amounts in this column represent the aggregate grant date fair value of option awards granted in 2009, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). See Note 2 of our “Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2011 for a discussion of assumptions we made in determining the amounts included in this column. For each director, the aggregate grant date fair value in this column is equal to the individual grant date fair value of the options to purchase 5,000 shares of common stock granted on June 16, 2010, as directors received only one grant of options during 2010.
(3)	As of December 31, 2010, Mohan Ananda and G. Bradford Jones each held options to purchase 36,250 shares of our common stock and Lloyd I. Miller held options to purchase 35,000 shares of our common stock.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are giving our stockholders the opportunity to vote, on an advisory basis, to approve our executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation structure is designed to attract executives who have the skills and experience necessary to achieve our corporate goals, to align management’s interests with those of long-term stockholders, and to attract and retain executive management talent by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals. We believe our total compensation is designed to reflect the value created for stockholders while supporting our strategic goals. Please read the “Executive Compensation” section, including “Compensation Discussion and Analysis,” for additional details about our executive compensation programs, including information about the fiscal 2010 compensation of our named executive officers.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Stamps.com Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Stamps.com Inc.’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. However, our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate. Abstentions and broker non-votes will result in the above resolution receiving fewer votes.

Unless otherwise instructed, the proxies will vote “for” the above resolution.

Recommendation of our Board

Our Board recommends that you vote “FOR” approval of the Advisory Vote on Executive Compensation.

PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934 we are also giving our stockholders the opportunity to indicate how frequently we should seek an advisory vote on our executive compensation. By voting on this proposal, stockholders may indicate whether they would prefer the advisory vote on executive compensation to occur once every one, two, or three years.

After careful consideration, our Board has determined that an advisory vote every three years on executive compensation is the most appropriate alternative for us, and recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an advisory vote on executive compensation every three years will give our stockholders the opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance and will allow sufficient time for our Board to review and respond to stockholders’ views on executive compensation and implement changes, if necessary.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years or by abstaining from a vote when you vote in response to the resolution set forth below. You are not voting to approve or disapprove the Board’s recommendation on this item.

“RESOLVED, that a non-binding advisory vote of the stockholders of Stamps.com Inc. to approve the company’s executive compensation, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure) shall be held at an annual meeting of stockholders, beginning with the 2011 Annual Meeting of Stockholders, (i) every year, (ii) every 2 years, or (iii) every 3 years.”

This vote is advisory, and therefore not binding on us or our Board. Our Board values the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering how frequently we should conduct an advisory vote on our executive compensation as it deems appropriate. Abstentions and broker non-votes will result in the alternatives receiving fewer votes.

Unless otherwise instructed, the proxies will vote “for” the three year frequency alternative.

Recommendation of our Board

Our board of directors recommends a vote for the option of once every three years as the frequency with which stockholders are provided an advisory vote on executive compensation.

PROPOSAL FOUR: RATIFICATION OF INDEPENDENT AUDITORS

General

Our Board has appointed the firm of Ernst & Young LLP, our independent auditors during 2010, to serve in the same capacity for 2011, and is asking stockholders to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our Board is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice.

If stockholders fail to ratify the appointment, the Audit Committee and our Board will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our Audit Committee believes that such a change would be in our best interests.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2011 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions will be counted towards the tabulations of votes cast and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether the proposal has been approved.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for 2011.

Recommendation of our Board

Our Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent auditors for 2011.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Fees Billed by Ernst & Young LLP during 2010 and 2009

During 2010 and 2009, Ernst & Young LLP provided various audit, audit related and non-audit services to us as follows:

Audit Fees.  Aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, and review of financial statements included in our quarterly reports on Form 10-Q, totaled approximately $362,000 and $352,000 during 2010 and 2009, respectively. In 2010, audit fees included $87,921 in fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal controls over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees

We were not billed any fees for audit-related services in 2010 or 2009.

Tax Fees

Fees billed to us by Ernst & Young LLP for tax services rendered to us during 2010 and 2009 totaled approximately $17,590 and $17,002, respectively. These tax services relate to the analysis of our net operating loss carryforwards pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations.

All Other Fees

We had $10,000 billed to us by Ernst & Young LLP for other non-audit and non-tax professional services during 2010. We had no other fees billed to us by Ernst & Young LLP for other non-audit and non-tax professional services during 2009.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided to us by our independent auditors. Pre-approval is generally provided at a meeting of the Audit Committee and covers a specified period of time. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve other particular services on a case-by-case basis. All services provided to us by Ernst & Young LLP during 2010 were pre-approved by the Audit Committee in accordance with this policy.

Determination of Independence

Our Audit Committee and our Board have determined that the fees received by Ernst & Young LLP for the non-audit related professional services listed above are compatible with maintaining Ernst & Young LLP’s independence, and such fees were approved by the Audit Committee.

MANAGEMENT

The following table sets forth certain information regarding our executive officers as of April 15, 2010:

Name	Age	Position
Kenneth McBride	43	Chief Executive Officer, Director
Kyle Huebner	40	Chief Financial Officer
Michael Biswas	34	Vice President, Development
James Bortnak	42	Senior Vice President, Corporate & Business Development
Seth Weisberg	42	Chief Legal Officer and Secretary

Mr. McBride’s biography is set forth above under the heading “Proposal One: Election of Directors —  Nominee for Term Ending at the 2014 Annual Meeting of Stockholders”.

Kyle Huebner has been our Chief Financial Officer since 2004. Mr. Huebner was our Vice President of Marketing from 2001 to 2004, our Vice President of Corporate Strategy from 2000 to 2001, and our Senior Director of Corporate Strategy from 1999 to 2000. Prior to joining us, from 1997 to 1999, Mr. Huebner was a management consultant at Bain & Company. From 1992 to 1995, Mr. Huebner served as a Research Analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University.

Michael Biswas has been our Vice President of Development since February 2007. Mr. Biswas was also our Vice President of Information Technology from 2005 to 2007, Vice President of Operations during part of 2005 and our Director of Customer Support from 2003 to 2005. Prior to joining us, from 2001 to 2003 Mr. Biswas served as Director of Operations for Provicent Corp., as Director of Operations for Allbusiness.com from 1999 to 2001, and as Operations Manager for TeleTech Telecommunication from 1996 to 1999.

James Bortnak was named Senior Vice President, Corporate & Business Development in February 2010. Mr. Bortnak was previously our Chief Marketing Officer from 2004 to 2009. Mr. Bortnak served as our Vice President, Business Development from 2002 to 2004, and as a senior member of our Business Development group since joining us in 1999. Prior to joining us, Mr. Bortnak practiced business law, focusing in the area of technology and start-up companies. Mr. Bortnak holds an LLB from the University of British Columbia, and has been a member of the California Bar since 1997.

Seth Weisberg has been our Chief Legal Officer since 2008 and our Secretary since 2001. Mr. Weisberg was our General Counsel from 2001 to 2008 and our Senior Director, IP & Licensing from 1999 until 2001. Mr. Weisberg previously was an associate at Irell & Manella LLP, worked as a software developer and founder at Shortcut Software, created physical computer models at RAND Corporation and was a high school teacher in the Mississippi Teacher Corps. Mr. Weisberg holds a law degree from Columbia Law School, a master’s degree in History from Harvard University, a bachelor’s degree in Physics and Astronomy from Harvard University and a General Course Certificate from the London School of Economics. Mr. Weisberg is a registered patent attorney.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides qualitative information and context for the information presented in the Summary Compensation Table and other tables and narratives that follow. The goals of our executive management compensation program are to attract executives who have the skills and experience necessary to achieve our corporate goals, to align management’s interests with those of long-term stockholders, and to attract and retain executive management talent by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals.

Overall Methodology of Setting Compensation

The Compensation Committee sets all compensation for and awards to our chief executive and all executive management, which typically includes our chief financial officer, our chief legal officer, our senior vice president corporate and business development, our vice president of development, our vice president of strategy and new product development and our vice president of postal technology and affairs. The Compensation Committee reviews the performance and compensation of our chief executive officer and, following discussions with our chief executive officer, establishes his compensation level. For the remaining executive management, our chief executive officer makes recommendations to the Compensation Committee, and the Compensation Committee may or may not make adjustments to the recommendations of our chief executive officer before setting the final executive officer compensation. With respect to equity compensation, the Compensation Committee grants stock options to executive management from time to time, generally based upon the recommendation of our chief executive officer.

The majority of our compensation decisions are generally made early each year, where the Compensation Committee determines the final incentive compensation for the prior year, and establishes the base salaries and incentive compensation model for the coming year. On March 23, 2011, the Compensation Committee approved the final incentive compensation for 2010, and established the base salaries and incentive compensation model for 2011 (collectively, the “2011 Compensation Decisions”).

In doing so, the Compensation Committee utilized reports and data from Equilar, Inc. (“Equilar”), a company that provides standardized data based on U.S. proxy data from all publicly traded companies. For each member of executive management, a benchmark group was created of individuals with similar titles and responsibilities at companies (i) with $50 to $150 million in revenue; (ii) having market capitalization of $100 million or more; (iii) located in higher cost-of living states (including CA, CT, DE, FL, GA, IL, MD, MA, MN, NH, NY, PA, TX, VA, WA and the District of Columbia); and (iv) in industries that include Internet Commerce & Content, Internet Infrastructure, Internet Service, or Software. For executive managers other than the chief executive officer and chief financial officer, the industry groups were broadened to include all technology companies or broader industry groups if the narrower industry groups did not result in enough data for a meaningful analysis. Individuals at other companies who were founders, who were interim, who had resigned, or that had received no cash bonus during the last year (e.g., those that received stock in lieu of cash) as of the date of their companies’ proxy statements were excluded from the analysis. Only proxies filed after January 1, 2010 or later were included, and compensation was time-adjusted using industry average compensation increases or budgeted increases from company surveys available from Culpepper and Associates (for example, the Compensation Committee assumed a 2.8% average increase for time adjusting 2010 compensation numbers). The criteria for inclusion of a company in our benchmark groups were the same for our 2011 Compensation Decisions as for the compensation decisions that were made in 2010 and 2009, although the actual companies involved changed based on the results of those individual companies. A list of companies included in the peer groups for each of our named executive officers in connection with the 2011 Compensation Decisions is included in Annex A.

Each Element of Compensation, Why We Pay It, and How We Determine Amounts

We currently compensate our executive management, which consists of seven members, including our named executive officers, through three main elements: base salary, incentive pay, and equity participation. Certain members of our executive management also have post-termination compensation arrangements.

•	Base Salary. We pay a base salary to each of member of our executive management (each, an “executive manager”) in order to allow the executive manager to cover his living expenses and in order to compete with other employers. We generally establish base salaries for each individual on an annual basis based on (i) the responsibilities of the individual’s position, (ii) the individual’s salary history, performance and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees, and (iv) an evaluation of salaries for similar positions in our benchmark group and other competitive factors. We generally seek to set individual base salaries within a reasonable range near the median level (50th percentile) versus comparable individuals in our benchmark group, taking into account factors such as individual performance and seniority.

For 2010, each named executive officer’s base salary was set by the Compensation Committee between the 41st and 67th percentile versus the 2010 Equilar benchmarks. In particular, the salaries for our chief executive officer and our chief financial officer for 2010 were set at approximately the 56th percentile and 44th percentile, respectively, versus the 2010 Equilar benchmarks. In addition, the salaries for our senior vice president of corporate & business development, vice president of development, and chief legal officer were set at the 59th, 41st, and 67th percentiles, respectively, versus the 2010 Equilar benchmarks.

For information concerning the base salaries paid to each of our named executive officers for 2010, see “Summary Compensation Table.”

For 2011, each named executive officer’s base salary was set by the Compensation Committee between the 38th and 70th percentile versus the 2011 Equilar benchmarks. In particular, the salaries for our chief executive officer and our chief financial officer for 2011 were set at approximately the 70th percentile and 50th percentile, respectively, versus the 2011 Equilar benchmarks. In addition, the salaries for our senior vice president of corporate & business development, vice president of development, and chief legal officer were set at the 68th, 38th, and 68th percentiles, respectively, versus the 2011 Equilar benchmarks.

Name and Principal Position	2011 Base Salary	Percent Increase from 2010 Base Salary	2011 Base Salary Percentile Versus 2011 Equilar Benchmark
Kenneth McBride Chief Executive Officer	$415,000	3.8%	70%
Kyle Huebner Chief Financial Officer	$285,000	6.3%	50%
James Bortnak Senior VP, Corporate & Business Development	$256,000	3.6%	68%
Michael Biswas Vice President, Development	$240,000	5.7%	38%
Seth Weisberg Chief Legal Officer	$270,000	3.8%	68%
•	Non-Equity Incentive Plan Compensation. We pay non-equity incentive plan compensation to our executive managers in order to provide incentives for them to drive the business toward annual goals that are set by the Compensation Committee. Our incentive-based compensation is based on a group bonus pool. The total bonus pool begins with a base pool amount, which is then adjusted based on a formula using our actual performance relative to certain financial targets for the year. (The Compensation Committee also retains the right to adjust the pool for other factors.) Once the final group bonus pool is set after year end, the Compensation Committee allocates it to individual members of executive management based on (i) individual performance and contributions during the year and (ii) individual total compensation relative to the compensation benchmarks. No individual executive manager has an individual bonus guarantee, and in order to earn and receive a bonus, an executive manager must be employed on the date of the Compensation Committee meeting where the final bonus plan outcome is determined.

On March 31, 2010, the Compensation Committee approved a non-equity incentive plan for 2010 (the “2010 Plan”) under which the seven members of our executive management, including our named executive officers, were eligible for cash bonus awards to be paid in 2011. The 2010 Plan set a base level aggregate bonus pool of $745,000 (the “2010 Base Pool”) and provided that the actual bonus pool for 2010 could range from zero to twice the 2010 Base Pool based on our performance in 2010 relative to targets for revenue, gross customer acquisition outside of our enhanced promotion channel, and pro-forma EBITDA (earnings before interest taxes and depreciation excluding Accounting Standards Codification (“ASC”) 718 expense, litigation charges, and other non-recurring adjustments). The Compensation Committee set the amount of the 2010 Base Pool at $745,000, so that, if executive management performed at a reasonable level, as a group they would receive a total cash compensation for 2010 at approximately the median level (50th percentile) versus the 2010 Equilar benchmarks. Under the 2010 Plan, the final 2010 financial results would have produced an aggregate bonus pool equal to $782,000, or 105% of the 2010 Base Pool. After considering the historical compensation of executive management and the current compensation of executive management compared to the 2011 Equilar benchmarks, on March 23, 2011 the Compensation Committee set the final 2010 pool at $782,000. At this level, each member of our executive management received a bonus that was higher than the level of bonus that was received over the past several years, and the executive management as a group received total cash compensation for 2010 at approximately the 49th percentile versus the 2011 Equilar benchmarks.

Once the Compensation Committee established the final 2010 pool level, the Compensation Committee discussed allocation of the bonus pool for the individual executive managers. In doing so, the Compensation Committee discussed performance of the executive managers, of Mr. McBride in his overall leadership of our company, and the overall company. The Compensation Committee believed that executive management performed successfully in 2010 despite the fact that they continued to face small business economic headwinds in 2010, with the National Federation of Independent Business survey of small businesses reading in recessionary territory for the whole year. Despite these economic headwinds, executive management drove across-the-board improvements in the business including: (i) growth in our overall PC Postage revenue (excluding enhanced promotion revenue) by 10% year-over-year to $74 million; (ii) growth in our Enterprise revenue by 63% year-over-year; (iii) growth in our High Volume Shipping business, with total postage growth in this area of 54% year-over-year (including 81% growth year-over-year in the fourth quarter of 2010); and (iv) record profit levels, including an increase in pro-forma operating income of 39% year-over-year to $13 million, and an increase in pro-forma net income per diluted share of 51% to $0.93 — the highest level ever for us. Please see our prior filings on Form 8-K for reconciliation of Non-generally accepted accounting principles (“GAAP”) financial measures to GAAP financial measures.

Based on these factors and an assessment that each of the named executive officers had satisfied their individual goals and objectives, the Compensation Committee set the individual allocation of the 2010 non-equity incentive plan to them as follows:

Name and Principal Position	2010 Non-Equity Incentive Plan	2010 Total Base Salary plus Non-Equity Incentive Plan Compensation	2010 Total Base Salary plus Non-Equity Incentive Plan Compensation Versus 2011 Equilar Benchmark
Kenneth McBride Chief Executive Officer	$225,000	$623,000	45%
Kyle Huebner Chief Financial Officer	$112,000	$378,667	44%
James Bortnak Senior VP, Corporate & Business Development	$108,000	$353,833	68%
Michael Biswas Vice President, Development	$90,000	$315,833	38%
Seth Weisberg Chief Legal Officer	$92,000	$350,667	73%

For additional information concerning the compensation of each of our named executive officers for 2010, see “Summary Compensation Table.”

On March 23, 2011, the Compensation Committee approved a non-equity incentive plan for 2011 (the “2011 Plan”) under which seven members of our executive management, including our named executive officers, are eligible for cash bonus awards to be paid in 2012. The 2011 Plan sets a base level aggregate bonus pool of $770,000 (the “2011 Base Pool”) and provides that the actual bonus pool for 2011 could range from zero to twice the 2011 Base Pool based on our performance in 2011 relative to targets for revenue, gross customer acquisition outside of our enhanced promotion channel, and pro-forma EBITDA (earnings before interest taxes and depreciation excluding ASC 718 expense, litigation charges, and other non-recurring adjustments).

At the time of the March 2011 Compensation Committee meeting, the latest publicly available guidance issued by us was on February 11, 2011, when we stated that we expected 2011 revenue to be in a range of $82.5 to $92.5 million, and 2011 Non-GAAP net earnings per fully diluted share to be in a range of $0.85 to $1.05. To illustrate the likely outcome of the 2011 Plan, the following table (i) shows the potential aggregate pool resulting from the formula under the 2011 Plan if we achieve an outcome at the top end, midpoint, and bottom end of our guidance range, as well as reasonable comparable numbers for customer acquisition and pro-forma EBITDA, and (ii) compares the resulting executive management team total compensation to the total compensation of the 2011 Equilar benchmarks:

Company Performance vs. Public Guidance(1)	Total Resulting Bonus Pool(1)	Total Executive Team Compensation(2)	Total Team Compensation vs. 2011 Equilar Benchmarks(3)
Bottom End of Guidance Range ($82.5 million revenue, $0.85 Non-GAAP EPS)	$596,750	$2,516,250	40th percentile
Midpoint of Guidance Range ($87.5 million revenue, $0.95 Non-GAAP EPS)	$712,250	$2,631,750	46th percentile
Top End of Guidance Range ($92.5 million revenue, $1.05 Non-GAAP EPS)	$827,750	$2,747,250	52nd percentile

(1)	The Compensation Committee retains the right to change the actual bonus pool in its discretion.

(2)	Total executive management team compensation is projected total base salary plus total incentive-based compensation for all current executive managers as a group, including all named executive officers and others.
(3)	Total executive management team compensation vs. 2011 Equilar benchmarks is the ranking of total executive management team compensation versus the total of all 2011 Equilar benchmarks for all executive managers that are included under the 2011 Bonus Plan.

This table merely illustrates potential outcomes, and does not represent any statement that the guidance given in February 2011 continues to be valid. Our actual results will vary from our prior guidance, and those differences may be material.

•	Equity Incentives. We generally grant equity participation to our executive managers in order to provide incentives for them to guide the business toward our long-term goal of increasing stockholder value. Historically, the primary form of equity participation that we have awarded our executive management consisted of incentive stock options (ISOs) and non-qualified stock options. We selected this form of equity participation because of the favorable accounting and tax treatments (particularly in past years), and the near universal expectation by executive management employed in software and technology that they would receive stock options. When we grant stock options, our practice is for our chief executive officer to meet with the Compensation Committee to discuss appropriate levels of stock option grants for each executive manager. Timing of stock option grants typically relates to (i) new employee hires, (ii) promotions of existing employees, (iii) year end performance reviews of employees, or (iv) company-wide option grants as deemed appropriate by the Compensation Committee.

We currently do not have specific equity ownership goals relative to benchmarks for our named executive officers. In determining the number of options to be granted to executive officers, the Compensation Committee generally takes into account such factors as the individual’s position and scope of responsibility; the vesting period (and thus, retention value) remaining on the executive’s existing options, the executive’s ability to affect profitability and stockholder value; the individual’s historic and recent job performance; equity compensation for similar positions at comparable companies; and the value of stock options in relation to other elements of total compensation.

The Compensation Committee did not grant any equity incentives to any member of executive management during 2010.

•	Post-Termination Compensation Arrangements. We provide post-termination compensation arrangements to certain members of our executive management as we believe that it is important to give them some limited protection in the event they are terminated without cause or terminated following a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders. The cash components of all of our executive management post-termination compensation arrangements, if any, range from three to six months of base salary, and typically also include continuing health benefits during the same period. For example, our chief executive officer and our chief financial officer each receives six months of base salary following his termination without cause or termination following a change in control. In addition, all unvested options under our stock option plans vest on a termination following a change of control.

For information concerning the post termination compensation of our named executive officers, see “Potential Payments Upon Termination or Change-In-Control.”

Value-Neutral Compensating Payments in 2010

We have periodically and from time to time paid extraordinary special dividends to our stockholders. On October 28, 2010, our Board approved a one-time special $2.00 per share dividend to all of our stockholders. In order to prevent that dividend from diluting or enlarging the rights of the holders (including named executive officers) of outstanding stock options and purchase rights under certain of our equity plans, in compliance with those plans, our Board approved a reduction in the exercise or purchase price of affected options and rights in a manner that was both value neutral and that would not result in any additional stock-based compensation expense. To the extent that the exercise price could not be adjusted in this manner without adverse tax consequences from Section 409A of the Internal Revenue Code for certain option grants, our Board approved value-neutral cash payments which compensated option holders for lost economic value in those option grants. The cash payments were expensed as compensation. Those value-neutral cash payments were $644,884 to Mr. McBride, $169,392 to Mr. Huebner, $219,342 to Mr. Bortnak, $142,000 to Mr. Biswas and $179,236 to Mr. Weisberg. Although under Securities and Exchange Commission rules these payments are required to be disclosed as part of our named executive officers’ total compensation for 2010, the Compensation Committee does not believe they should be considered as actual compensation awarded for 2010, as the only reason for these payments was to compensate holders of options (including our named executive officers) for lost economic value resulting from the special dividend that could not otherwise be done without adverse tax consequences.

Other Benefits

As reflected in the Summary Compensation Table, we generally do not provide special perquisites to our executive management. Executive management participates in our standard benefit plans on the same terms as other employees. These plans include medical and dental insurance, 401(k), life insurance, charitable gift matching (limited to 50% matching of up to $200 per employee per year) and our employee stock purchase plan. Relocation benefits for executive officers may also be reimbursed but are individually negotiated when they occur.

Tax and Accounting Considerations.

We record cash compensation as an expense at the time the obligation is accrued. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to named executive officers is not tax deductible to us unless certain requirements are met. The deductibility of compensation to the named executive officers in 2010 was not affected by the limitations of Section 162(m), except that Mr. McBride was deemed to have received compensation in excess of the 162(m) limitations as a result of the value-neutral payments made to him described above under “Value-Neutral Compensating Payments in 2010.” We do not expect the deductibility of compensation to our named executive officers in 2011 to be affected by the limitations of Section 162(m). Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that, in the future, we may enter into compensation arrangements for which payments are not deductible under Section 162(m).

We account for equity compensation paid to our executives and employees under the rules of ASC 718, which requires us to estimate and record a non-cash expense over the term of the equity compensation award. Any gain recognized by employees from nonqualified stock options is tax-deductible for us. However, gain recognized by an employee with respect to an incentive stock option will not be deductible unless there is a “disqualifying disposition” of the shares by the employee. A disqualifying disposition occurs when an employee sells or disposes of incentive stock option shares within two years after the grant date or within one year after the exercise date. The employee is taxed on the gain at ordinary income tax rates. In addition, if in the future we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this proxy statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to, us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance, and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We are not undertaking any obligation to update any forward-looking statements. Accordingly, you should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Please refer to the risk factors under “Item 1A. Risk Factors” of our 2010 Annual Report on Form 10-K as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by the Compensation Committee:

Mohan P. Ananda
Lloyd I. Miller, III

SUMMARY COMPENSATION TABLE

The following summary compensation table indicates the total compensation earned during 2010, 2009 and 2008, respectively, by our chief executive officer, chief financial officer and each of our other three highest compensated executive officers whose total compensation exceeded $100,000 during 2010. The listed individuals are referred to in this proxy statement as the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(2)	Option Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(1)	Total
Ken McBride Chief Executive Officer	2010	$398,000	$0	$0	$225,000	$649,484	$1,272,484
	2009	$388,000	$0	$0	$205,000	$4,600	$597,600
	2008	$385,000	$24,088	$0	$163,913	$4,600	$577,600
Kyle Huebner Chief Financial Officer	2010	$266,667	$0	$0	$112,000	$173,992	$552,659
	2009	$260,000	$0	$0	$100,000	$4,600	$364,600
	2008	$257,917	$11,275	$0	$76,725	$4,600	$350,517
James Bortnak Senior VP, Corporate & Business Development	2010	$245,833	$0	$0	$108,000	$223,942	$577,775
	2009	$240,000	$0	$0	$100,000	$4,600	$344,600
	2008	$238,333	$11,788	$0	$80,213	$4,600	$334,933
Michael Biswas Vice President, Development	2010	$225,833	$0	$0	$90,000	$146,517	$462,350
	2009	$212,385	$0	$0	$75,000	$4,600	$291,985
	2008	$211,577	$8,841	$0	$60,159	$4,600	$285,177
Seth Weisberg Chief Legal Officer and Secretary	2010	$258,667	$0	$0	$92,000	$183,836	$534,503
	2009	$252,000	$0	$0	$85,000	$4,600	$341,600
	2008	$249,000	$9,866	$0	$67,134	$4,600	$330,600

(1)	On October 28, 2010, our Board approved a one-time special $2.00 per share dividend to all of our stockholders. In order to prevent that dividend from diluting or enlarging the rights of the holders (including named executive officers) of outstanding stock options and purchase rights under certain of our equity plans, in compliance with those plans, our Board approved a reduction in the exercise or purchase price of affected options and rights in a manner that is both value neutral and that will not result in any additional stock-based compensation expense. To the extent that the exercise price could not be adjusted in this manner without adverse tax consequences from Section 409A of the Internal Revenue Code for certain option grants, our Board approved value-neutral cash payments which compensated option holders for lost economic value in those option grants. The cash payments were expensed as compensation. Those value-neutral cash payments were $644,884 to Mr. McBride, $169,392 to Mr. Huebner, $219,342 to Mr. Bortnak, $142,000 to Mr. Biswas and $179,236 to Mr. Weisberg. Although under Securities and Exchange Commission rules these payments are required to be disclosed as part of our named executive officers’ total compensation for 2010, the Compensation Committee does not believe they should be considered as actual compensation awarded for 2010, as the only reason for these payments was to compensate holders of options (including our named executive officers) for lost economic value resulting from the special dividend that could not otherwise be done without adverse tax consequences. The balance of the amounts in this column consists of contributions to our 401(k) plan that we made on behalf of the named executive officer to match a portion of his elective deferred contributions to such plan.
(2)	In 2008, approximately 87% of total cash bonuses paid to all executive management was covered under our non-equity incentive plan, and the remainder was paid in the form of discretionary bonuses. In 2009 and 2010, all cash bonuses paid to all executive management were covered under our non-equity incentive plan; there were no discretionary bonuses.

GRANTS OF PLAN-BASED AWARDS

The following table provides information with respect to grants of plan-based awards made during 2010 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Ken McBride	3/31/2010	$169,088	$218,179	$436,357
Kyle Huebner	3/31/2010	$82,482	$106,429	$212,857
Michael Biswas	3/31/2010	$61,862	$79,821	$159,643
James Bortnak	3/31/2010	$82,482	$106,429	$212,857
Seth Weisberg	3/31/2010	$70,110	$90,464	$180,929

(1)	On March 31, 2010, the Compensation Committee approved a non-equity incentive plan for 2010, the 2010 Plan, under which seven members of our executive management, including our named executive officers, were eligible for cash bonus awards to be paid in 2011. The 2010 Plan set a base level aggregate bonus pool, the 2010 Base Pool, and provided that the actual bonus pool for 2010 could range from zero to twice the 2010 Base Pool based on our performance in 2010 relative to targets for revenue, gross customer acquisition outside of our enhanced promotion channel, and pro-forma EBITDA (earnings before interest taxes and depreciation excluding ASC 718 expense and litigation charges). The Compensation Committee set the amount of the 2010 Base Pool at $745,000, so that, if our executive management performed at a reasonable level, as a group they would receive a total cash compensation for 2010 at approximately the median level (50th percentile) versus the Equilar benchmarks. For additional information about this plan, see “— Compensation Discussion and Analysis — Non-equity Incentive Plan Compensation,” and for actual amounts paid under this plan for 2010, all of which were paid in April 2011, see “— Summary Compensation Table.”
(2)	The amounts in this column assume (i) an aggregate bonus pool equal to 77.5% of the 2010 Base Pool, which would result from an actual 2010 outcome of $77.5 million in total revenue as well as reasonable comparable numbers for customer acquisition and pro-forma EBITDA and (ii) that each named executive officer received the same percentage share of the bonus pool that he received under the 2009 bonus plan. However, no individual named executive officer is guaranteed any minimum amount, so the amount could in fact be zero.
(3)	The amounts in this column assume (i) an aggregate bonus pool equal to 100% of the 2010 Base Pool, which would result from an actual 2010 outcome of $85 million in total revenue as well as reasonable comparable numbers for customer acquisition and pro-forma EBITDA and (ii) that each named executive officer received the same percentage share of the bonus pool that he received under the 2009 bonus plan. However, no individual named executive officer is guaranteed any minimum amount, so the amount could in fact be zero.
(4)	The amounts in this column assume the maximum possible bonus pool of 200% of the 2010 Base Pool and that each named executive officer received the percentage share of the bonus pool that he received under the 2009 bonus plan. However, in the unlikely event that no other member of executive management received any bonus, and the Compensation Committee did not adjust the bonus pool as a result, any individual named executive officer could in theory receive the total amount of the bonus pool.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding stock options held by the named executive officers at December 31, 2010:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kenneth McBride	121,573	—		7.08	5/02/2012
	26,667	—		9.82	10/27/2013
	75,000	—		13.40	11/3/2014
	232,912	27,088	(1)	13.10	5/21/2017
Kyle Huebner	9,446	—		9.82	10/27/2003
	38,762	—		13.40	11/3/2014
	67,186	7,814	(1)	13.10	5/21/2017
	18,748	6,252	(2)	12.52	12/3/2017
Michael Biswas	2,000	—		6.7	5/1/2013
	2,000	—		11.68	3/1/2014
	16,000	—		13.40	11/3/2014
	30,000	—		15.29	11/1/2015
	89,581	10,419	(1)	13.10	5/21/2017
James Bortnak	9168	—		9.82	10/27/2013
	2,888	—		13.40	11/3/2014
	134,372	15,628	(1)	13.10	5/21/2017
Seth Weisberg	6,931	—		3.78	3/29/2011
	23,082	—		7.08	5/02/2012
	9,355	—		9.82	10/27/2013
	40,000	—		13.40	11/03/2014
	67,186	7,814	(1)	13.10	5/21/2017

(1)	These unvested options fully vest on May 31, 2011.
(2)	These unvested options fully vest on December 31, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2010 by each of our named executive officers. None of our named executive officers holds any restricted shares of our common stock.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Ken McBride	76,584	535,956
Kyle Huebner	98,764	773,455
Seth Weisberg	1,667	8,302

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Messrs. McBride, Huebner, Bortnak and Weisberg have entered into separation agreements with us such that in the event of (i) an involuntary termination by us without cause or (ii) a resignation by the executive or termination by us following a change of control, these officers will receive six months’ salary and benefits. The change of control payment will occur upon (y) any involuntary termination of employment following the change of control or (z) resignation within two to nine months following the change of control by these named executive officers. Except in the event of a change of control, no amounts would be due to any of our named executive officers in the event of a resignation or termination with cause. The information below reflects the estimated value of the compensation to be paid by us to each of these officers in the event of an involuntary termination without cause or a termination or resignation following a change in control. The amounts shown below assume that the triggering events occurred on December 31, 2010. The actual amounts that would be paid can only be determined at the time of the actual triggering event.

Name	Payment Upon Termination without Cause or Change in Control(1)
Ken McBride	$206,854
Kyle Huebner	$141,188
James Bortnak	$130,771
Seth Weisberg	$137,188

(1)	Assumes a monthly value of $1,309 for continued benefits.

In addition, our stock option plans provide that any optionee, including our named executive officers, whose service is “involuntarily terminated” within 18 months following a “change in control”, will have any unvested options that were assumed by the successor corporation become fully exercisable. A “change in control” is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution. “Involuntary termination” is defined as the optionee’s involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee’s voluntary resignation following: (i) a change in his or her position with us which materially reduces his or her responsibilities; (ii) a reduction in his or her level of compensation by more than 15%; or (iii) a relocation of the optionee’s place of employment by more than 50 miles, and this change, reduction or relocation is effected without the optionee’s consent.

Assuming triggering events occurred on December 31, 2010, the following amounts would be then be accelerated as a result of the acceleration of stock options for our named executive officers based on a closing stock price of $13.25 on December 31, 2010.

Name	Options Accelerated Upon Involuntary Termination following Change in Control(1)
Ken McBride	$178,781
Kyle Huebner	$87,021
James Bortnak	$103,145
Seth Weisberg	$51,572

(1)	The amounts in this column represent the fair value of options accelerated, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). See Note 2 of our “Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2011 for a discussion of assumptions we made in determining the amounts included in this column.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 4, 2011, by (a) all persons who are beneficial owners of 5% or more of our common stock, (ii) each director and nominee for director, (iii) our executive officers and (iv) all current directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020. The percentage of ownership is based on 14,392,161 shares of our common stock issued and outstanding on April 4, 2011. Shares of our common stock subject to stock options that are currently exercisable or will become exercisable within 60 days after April 4, 2011 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentages of Shares Beneficially Owned
Kenneth McBride(1)	487,642	3.28%
Kyle Huebner(2)	155,741	1.07%
Michael Biswas(3)	153,200	1.05%
James Bortnak(4)	164,459	1.13%
John Clem(5)	127,400	*
JP Leon(6)	83,342	*
Seth Weisberg(7)	212,115	1.46%
Mohan P. Ananda(8)	683,014	4.73%
G. Bradford Jones(9)	140,822	*
Lloyd I. Miller(10)	1,532,312	10.62%
Other 5% Stockholders:
Bares Capital Management, Inc. 221 W 6th Street, Suite 1225 Austin, TX 78701(11)	1,020,874	7.09%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(12)	1,056,237	7.34%
Renaissance Technologies LLC 800 Third Avenue New York, New York 10022(13)	909,700	6.32%
Wellington Management Company, LLP 75 State Street Boston, MA 0210(14)	759,140	5.27%
All directors and executive offers as a group (10 people)	3,740,047	23.68%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)	Includes 483,242 shares subject to options that are presently exercisable or will become exercisable within 60 days of April 4, 2010.
(2)	Includes 145,081 shares subject to options that are presently exercisable or will become exercisable within 60 days of April 4, 2010.

(3)	Includes 150,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of April 4, 2010.
(4)	Includes 162,059 shares subject to options that are presently exercisable or will become exercisable within 60 days of April 4, 2010.
(5)	Includes 125,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of April 4, 2010.
(6)	Includes 75,001 shares subject to options that are presently exercisable or will become exercisable within 60 days of April 4, 2010.
(7)	Includes 154,368 shares subject to options that are presently exercisable or will become exercisable within 60 days of April 4, 2010.
(8)	Includes: 480,548 shares held directly by Mr. Ananda; 36,250 shares subject to options directly held by Mr. Ananda that are presently exercisable or will become exercisable within 60 days of April 4, 2010; 20,000 shares held by the Ananda Foundation; 144,077 shares held in trust for the benefit of Mr. Ananda’s family; and 2,149 are held beneficially for Mr. Ananda’s children. Due to a recordkeeping error, the ownership numbers for Mr. Ananda have been corrected from our 2010 proxy statement by decreasing the number of shares he holds by 11,861.
(9)	Includes 36,250 shares subject to options that are presently exercisable or will become exercisable within 60 days of April 4, 2010.
(10)	Includes: 350,403 shares held directly by Mr. Miller; 35,000 shares subject to options directly held by Mr. Miller that are presently exercisable or will become exercisable within 60 days of April 4, 2010; 259,344 of the shares beneficially owned by Mr. Miller are owned of record by Trust A-4; 55,000 of the shares beneficially owned by Mr. Miller are owned of record by Milfam I L.P.; 492,666 of the shares beneficially owned by Mr. Miller are owned of record by Milfam II L.P.; 1,000 of the shares beneficially owned by Mr. Miller are owned of record by Lloyd IV UGMA; 1,000 of the shares beneficially owned by Mr. Miller are owned of record by Alexandra UGMA; 128,761 of the shares beneficially owned by Mr. Miller are owned of record by MILGRAT I (G7); 58,505 of the shares beneficially owned by Mr. Miller are owned of record by MILGRAT I (X7); and 150,633 of the shares beneficially owned by Mr. Miller are owned of record by a managed account.
(11)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011.
(12)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2011.
(13)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2011.
(14)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011.

AUDIT COMMITTEE REPORT

The information contained in this section shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K for that year.

Review with Management

The Audit Committee has reviewed and discussed these audited financial statements with our management.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees, regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Conclusion

Based on the review and discussions referred to above in this report, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Mohan Ananda
G. Bradford Jones
Lloyd I. Miller, III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review and Ratification of Related Party Transactions

We have an informal policy requiring that all related party transactions be submitted to our Audit Committee members not involved in the transaction for review and advance approval. The Audit Committee is empowered to collect and review all material facts and all necessary data for each related party transaction. After review, the Audit Committee will only approve or ratify the transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith.

Transactions with Mr. Ananda

Under our initial agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as our Chief Executive Officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The license agreement reaffirms our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarifies and narrows Mr. Ananda’s field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.

Indemnification of Directors and Officers

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with certain of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which requires them to file with the Securities and Exchange Commission reports with respect to their ownership of our common stock and their transactions in our common stock and to furnish us with copies of those reports. Based solely on a review of copies of reports filed with the Securities and Exchange Commission under Section 16(a) and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors, executive officers and greater-than-10% stockholders filed all such required reports on a timely basis during 2010.

OTHER MATTERS

Other Matters to be Presented for Voting at the Annual Meeting

We know of no other matters that will be presented for consideration for voting at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

Annual Report

A copy of our annual report for 2010 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material. Our annual report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange

Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission.

Form 10-K

We filed an annual report on Form 10-K for 2010 with the Securities and Exchange Commission on March 15, 2011. You may obtain a copy of that report, without charge, by writing to Investor Relations at Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020, or you can access copies of all our Securities and Exchange Commission filings on our website at http://investor.stamps.com/edgar.cfm.

Annex A
(Selected Compensation Peer Groups)

The following companies are included in our compensation benchmark groups used for our 2011 Compensation Decisions (all data from Equilar as of March 2011).

•	For our Chief Executive Officer:

Company
8X8 INC
ACTIVIDENTITY CORP
ACTUATE CORP
DEMANDTEC, INC.
DICE HOLDINGS, INC.
GUIDANCE SOFTWARE, INC.
INTERNET BRANDS, INC.
KEYNOTE SYSTEMS INC
LOOPNET, INC.
PROS HOLDINGS, INC.
MONOTYPE IMAGING HOLDINGS INC.
SOURCEFIRE INC
TRAVELZOO INC
•	For our Chief Financial Officer:

Company
8X8 INC
BIGBAND NETWORKS, INC.
COGENT, INC.
COMPELLENT TECHNOLOGIES INC
DEMANDTEC, INC.
DICE HOLDINGS, INC.
EASYLINK SERVICES INTERNATIONAL CORP
EBIX INC
GEEKNET, INC
GUIDANCE SOFTWARE, INC.
INTERNET BRANDS, INC.
INTERNET CAPITAL GROUP INC
KNOT INC
LOGMEIN, INC.
LOOPNET, INC.
MAGMA DESIGN AUTOMATION INC
MONOTYPE IMAGING HOLDINGS INC.
OPNET TECHNOLOGIES INC
PROS HOLDINGS, INC.
SABA SOFTWARE INC
SMITH MICRO SOFTWARE INC
SOURCEFIRE INC
SYNCHRONOSS TECHNOLOGIES INC
TRAVELZOO INC
VASCO DATA SECURITY INTERNATIONAL INC
VOCUS, INC.
WEB.COM GROUP, INC.

A-1

•	For our Senior Vice President, Corporate & Business Development (formerly our Chief Marketing Officer):

Company
8X8 INC
ACTUATE CORP
AXT INC
EASYLINK SERVICES INTERNATIONAL CORP
FSI INTERNATIONAL INC
GEEKNET, INC
GSI TECHNOLOGY INC
INTERNET BRANDS, INC.
MIPS TECHNOLOGIES INC
PERICOM SEMICONDUCTOR CORP
PLX TECHNOLOGY INC
PROS HOLDINGS, INC.
SATCON TECHNOLOGY CORP
SOLARWINDS, INC.
VOCUS, INC.
VOLTERRA SEMICONDUCTOR CORP
•	For our Vice President, Development:

Company
8X8 INC
ACTIVIDENTITY CORP
ACTUATE CORP
CALIPER LIFE SCIENCES INC
CALLIDUS SOFTWARE INC
COMVERGE, INC.
ENER1 INC
GEEKNET, INC
ISILON SYSTEMS, INC.
KNOT INC
LECROY CORP
OYO GEOSPACE CORP
RAMBUS INC
SATCON TECHNOLOGY CORP
SOLARWINDS, INC.
SMITH MICRO SOFTWARE INC
SYCAMORE NETWORKS INC
•	For our Chief Legal Officer:

Company
BIGBAND NETWORKS, INC.
CALLIDUS SOFTWARE INC
COMVERGE, INC.
DTS, INC.
GUIDANCE SOFTWARE, INC.
LOGMEIN, INC.
MONOTYPE IMAGING HOLDINGS INC.
RAMBUS INC
SYCAMORE NETWORKS INC
TECHTARGET INC

A-2

Annex B
(Board of Directors Compensation Peer Groups)

The following companies are included in our compensation benchmark group used for our Board of Directors compensation:

Company
3D SYSTEMS CORP
ACTIVIDENTITY CORP
ACTUATE CORP
AMERICAN SOFTWARE INC.
AMICAS, INC.
ATHENAHEALTH INC.
BOTTOMLINE TECHNOLOGIES INC.
CALLIDUS SOFTWARE INC.
CHINA INFORMATION SECURITY TECH
CHORDIANT SOFTWARE INC.
COGENT, INC.
COMPUTER PROGRAMS & SYSTEMS INC.
COMSCORE, INC.
DEMANDTEC, INC
DICE HOLDINGS, INC.
DIVX INC.
EBIX INC.
ENERNOC INC.
ENTRUST INC.
GUIDANCE SOFTWARE, INC.
INTERACTIVE INTELLIGENCE INC.
INTERNET BRANDS, INC.
INTERNET CAPITAL GROUP INC.
KEYNOTE SYSTEMS INC.
LIMELIGHT NETWORKS, INC.
MAGMA DESIGN AUTOMATION INC.
NETLOGIC MICROSYSTEMS INC.
OPENTV CORP.
OPNET TECHNOLOGIES INC.
PDF SOLUTIONS INC.
RENAISSANCE LEARNING INC.
SABA SOFTWARE INC.
SMITH MICRO SOFTWARE INC.
SONIC SOLUTIONS
SOURCEFIRE INC.
SUCCESSFACTORS, INC.
SUMTOTAL SYSTEMS INC.
THESTREET.COM
TRAVELZOO INC.
UNICA CORP.
VASCO DATA SECURITY INTERNATIONAL
VOCUS, INC.

B-1

PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
STAMPS.COM INC.

Annual Meeting of Stockholders, June 15, 2011

The undersigned stockholder of Stamps.com Inc. hereby revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 15, 2011 and the Proxy Statement, each dated May 7, 2011, and appoints Kenneth McBride and Seth Weisberg as proxy and attorney-in-fact of the undersigned, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders and to vote all shares of common stock of STAMPS.COM INC. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2011 Annual Meeting of Stockholders to be held at Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066 on June 15, 2011 at 10:00 a.m. Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. To elect one director to serve for a three-year term ending at the Company’s 2014 annual meeting of stockholders or until his successor is duly elected and qualified;
Ken McBride	FOR		WITHHOLD AUTHORITY TO VOTE
2. To approve, on an advisory basis, on the Company’s executive compensation;	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. To vote, on an advisory basis, on the frequency of future advisory votes on the Company’s executive compensation;	THREE YEARS ☐	TWO YEARS ☐	ONE YEAR ☐	ABSTAIN ☐
4. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR LISTED ABOVE, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION, FOR THE THREE YEAR FREQUENCY ON FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2011, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT ☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING  ☐

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:	(Print name(s) on certificate)

Please sign your name:	(Authorized Signature) (Authorized Signature)	Date: Date: